Exhibit 10(b)

PARKER-HANNIFIN CORPORATION

AMENDED AND RESTATED

CHANGE IN CONTROL SEVERANCE PLAN

Adopted: 07/21/2008

Effective: 07/21/2008

The Parker-Hannifin Corporation (the “Company”), having determined that it is in the best interests of the Company and its stockholders to secure the continued services, dedication and objectivity of its management employees in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1(e)), without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, established this Parker-Hannifin Corporation Change in Control Severance Plan (the “Plan”), originally effective March 1, 1996. To encourage the full attention and dedication to the Company by such employees, the Board authorized the Company to adopt the Plan. The Plan is hereby amended and restated as of July 21, 2008 to reflect the requirements of the American Jobs Creation Act (the “Act”) with respect to nonqualified deferred compensation subject to Section 409A of the Code. The Plan will be administered in a manner consistent with all applicable requirements of the Act and Section 409A of the Code and any regulations or other guidance thereunder and any provision in the Plan that is inconsistent with Section 409A of the Code shall be void and without effect.

1.	Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a)	“Affiliated Group” means the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Bonus” means the annual bonuses payable pursuant to the RONA Plan and the Target Incentive Program, except to the extent determined by the Company to be extraordinary.

(d)	“Cause” means

(i)	a material breach by a Participant (as defined in Section 1(m)) of the duties and responsibilities of the Participant (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Participant’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(ii)	the commission by the Participant of a felony involving moral turpitude. The determination of Cause shall be made by the Board unless expressly delegated in writing by the Board to the Compensation Committee of the Board (the “Committee”). Cause shall not exist unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by three-quarters (3/4) of the Board (or a majority of the Committee) at a meeting of the Board (or the Committee) called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board or the Committee, as the case may be), finding that in the good faith opinion of the Board (or the Committee) the Participant was guilty of the conduct set forth in this Section 1(d) and specifying the particulars thereof in detail. The Company must notify the Participant that it believes “Cause” has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause. For purposes of paragraph (i) above, any act, or failure to act, by the Participant based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

(e)	“Change in Control” means the occurrence of one of the following events:

(i)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations:

(A)	an acquisition by the Company or any Subsidiary;

(B)	an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary;

(C)	an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities;

(D)	a Non-Control Transaction (as defined in paragraph (iii));

(E)	with respect to a Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or

(F)	the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i); or

(ii)	individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board; or

(iii)	the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless:

(A)

immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities) eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent

Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”); or

(B)	the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

Notwithstanding anything in this Plan to the contrary, if the Participant’s employment is terminated prior to a Change in Control, and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), then for all purposes of this Plan except with respect to benefits under sections 2(a)(1)(B) and 2(b)(2) that constitute nonqualified deferred compensation subject to Section 409A of the Code, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Change in Control for such Participant.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, and regulations or other guidance issued thereunder.

(g)	“Company” means Parker-Hannifin Corporation, an Ohio corporation.

(h)	“Corporate Change 409A Event” means the occurrence of one of the following events:

(i)

A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company (within the meaning of Section 1(h)(ii) of this Plan). Notwithstanding the foregoing, a Corporate Change 409A Event shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change 409A Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Corporate Change 409A Event shall then occur.

(ii)	A change in effective control of the Company, which occurs on either of the following dates:

(A)	The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1(h)(i) of this Plan). Notwithstanding the foregoing, a Corporate Change 409A Event shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change 409A Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Corporate Change 409A Event shall then occur.

(B)	The date that a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(iii)

A change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company’s assets if such transfer is to (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (B) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a person or group (within the meaning of the regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1(h)(iii)(C) of this Plan.

Notwithstanding Sections 1(h)(i), 1(h)(ii)(A) and 1(h)(iii) above, the consummation of a Business Combination shall not be deemed a Corporate Change 409A Event if, immediately following such Business Combination: (a) more than 50% of the total voting power of the Surviving Corporation resulting from such Business Combination or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1(h)(i) or 1(h)(ii)(A) above shall not be deemed to be a Corporate Change 409A Event by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

(i)

“Date of Termination” means the date of a Participant’s separation from service with the Company, within the meaning of Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Affiliated Group if the Participant has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Regulations) whether a Participant who would otherwise experience a separation from service with the Company as part of the disposition of assets will be considered to experience a separation of service for purposes of Section 1.409A-1(h) of the Regulations.

(j)	“Disability” means the condition whereby a Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company. The Company, in its complete and sole discretion, shall determine a Participant’s Disability. The Company may require that a Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Company to confirm Disability. On the basis of such medical evidence, the determination of the Company as to whether or not a condition of Disability exists or continues shall be conclusive.

(k)	“Good Reason” means, without a Participant’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)	the assignment to the Participant of any duties inconsistent in any adverse respect with the Participant’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control; or

(ii)	an adverse change in the Participant’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control; or

(iii)	any removal or involuntary termination of the Participant from the Company other than as expressly permitted by this Plan or any failure to re-elect the Participant to any position with the Company held by the Participant immediately prior to such Change in Control; or

(iv)	a reduction by the Company in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter; or

(v)	any requirement of the Company that the Participant (A) be based anywhere more than twenty-five (25) miles from the facility where the Participant is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Participant immediately prior to such Change in Control; or

(vi)	the failure of the Company to (A) continue in effect any employee benefit plan or compensation plan in which the Participant is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Participant’s participation in or reduce the Participant’s benefits under any such plan (including the failure to provide the Participant with a level of discretionary incentive award grants consistent with the Company’s grants of such awards to the Participant during the three-Year period immediately prior to the Change in Control), (B) provide the Participant and the Participant’s dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and dismemberment and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Group in effect for the Participant immediately prior to such Change in Control, (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Group in effect for the Participant immediately prior to such Change in Control, or (D) provide the Participant with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Group as in effect for the Participant immediately prior to such Change in Control, unless in the case of any violation of (A), (B) or (C) above, the Participant is permitted to participate in other plans, programs or arrangements which provide the Participant (and, if applicable, the Participant’s dependents) with no less favorable benefits at no greater cost to the Participant; or

(vii)	the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 8(b).

Any event or condition described in Sections 1(k)(i) through (vi) which occurs prior to a Change in Control, but was at the request of a Third Party, shall constitute Good Reason following a Change in Control for purposes of this Plan (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control. For purposes of this Plan, any good faith determination of Good Reason made by a Participant shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by a Participant shall not constitute Good Reason. The Participant’s right to terminate employment for Good Reason shall not be affected by the Participant’s incapacitation due to mental or physical illness and the Participant’s continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. The Participant must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason under the Plan. A transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(k)(i) through (vii) occurs.

Notwithstanding anything in this Section 1(k) to the contrary, if during the 90-day period immediately following a Change in Control, a Participant’s employment terminates for any or no reason (other than for Cause) such termination shall be treated as a termination for Good Reason under the Plan.

(l)	“Non-qualifying Termination” means a Participant’s separation from service (with the meaning of Section 1.409A-1(h) of the Regulations and Section 1(i) of this Plan): (i) by the Company for Cause; (ii) by the Participant for any reason other than a Good Reason; (iii) as a result of the Participant’s death; or (iv) as a result of the Participant’s Retirement.

(m)	“Participant” means any employee of the Company or any Subsidiary (other than employees who have entered into Change in Control severance agreements with the Company) who is employed at or above Grade 15 (or the equivalent level), not taking into account any reduction of employment level following a Change in Control which would constitute Good Reason under this Plan.

(n)	“Plan” means the Parker-Hannifin Corporation Amended and Restated Change in Control Severance Plan.

(o)	“Projected Bonus Amount” means, with respect to any Year, the greater of: (i) the Participant’s Target Bonus Amount for such Year; or (ii) to the extent calculable after at least one calendar quarter of the Year, the Bonus the Participant would have earned in the Year in which the Executive’s Date of Termination occurs had the Company’s financial performance through the end of the fiscal quarter immediately preceding the Date of Termination continued throughout said Year (the “Earned Bonus Amount”).

(p)	“Regulations” means regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

(q)	“Retirement” means a Participant’s mandatory retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to such Participant with the Participant’s written consent.

(r)	“RONA Plan” means the Company’s Return on Net Assets Plan, or any successor thereto.

(s)	“Specified Employee” means a person designated from time to time as such by the Company pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company’s policy for determining specified employees.

(t)	“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(u)	“Termination Period” with respect to a Participant means the period of time beginning with a Change in Control and ending on the earliest to occur of: (i) the Participant’s death; and (ii) two (2) years following such Change in Control.

(v)	“Target Bonus Amount” means, with respect to any Year, the Participant’s target Bonus for such Year.

(w)	“Target Incentive Program” means the Company’s Target Incentive Program, or any successor thereto.

(x)	“Year” means the fiscal year of the Company.

2.	Payments Upon Termination of Employment.

(a)	If during the Termination Period the employment of a Participant shall terminate, other than by reason of a Nonqualifying Termination, then, subject to Sections 2(c) and 2(d), the Company shall pay to the Participant (or the Participant’s Beneficiary (as defined in Section 8(c)) or estate) within five (5) days following the Date of Termination, as compensation for services rendered to the Company:

(i)	a lump-sum cash amount equal to the sum of: (A) the Participant’s base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding annual Bonus or long-term bonus awards for which payment is due and owing at such time; (B) any compensation previously deferred by the Participant other than pursuant to a tax-qualified plan (together with any interest and earnings thereon); (C) any accrued vacation pay; and (D) to the extent not provided under the Company’s Bonus plans, a pro-rata portion of the Participant’s Projected Bonus Amount for the Year in which the Date of Termination occurs, in each case to the extent not already paid; plus

(ii)	a lump-sum cash amount equal to the product of: (A) the lesser of: (1) one (1); and (2) the quotient resulting from dividing the number of full and partial months from the Participant’s Date of Termination until the Participant would be subject to Retirement, by twelve (12); and (B) the sum of: (i) the Participant’s highest annual rate of base salary during the 12-month period immediately preceding the Date of Termination; and (ii) the highest of (x) the Participant’s average Bonus (annualized for any partial Years of employment) earned during the 3-Year period immediately preceding the Year in which the Date of Termination occurs (or shorter annualized period if the Participant had not been employed for the full three-Year period), (y) the Participant’s Target Bonus Amount for the Year in which the Change in Control occurs and (z) the Participant’s Target Bonus Amount for the Year in which the Date of Termination occurs; provided, that any amount paid pursuant to this Section 2(a)(2) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Participant upon termination of employment of the Participant under any severance plan, policy, or arrangement or employment agreement of the Company.

(iii)	For a period of one (1) year (or, if lesser, the period ending on the date on which the Executive would be subject to Retirement) commencing on the Date of Termination, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Participant and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to the Participant, immediately prior to the Change in Control), and the Company and the Participant shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. Following such one (1) year period of coverage, the Company shall offer the Participant continued health coverage under Section 4980B of the Code, for a period of twelve (12) additional months.

(b)	If during the Termination Period the employment of a Participant shall terminate by reason of a Nonqualifying Termination or the Participant shall suffer a Disability, then, subject to Sections 2(c) and 2(d), the Company shall pay to the Participant within thirty (30) days following the Date of Termination or Disability, a cash amount equal to the sum of:

(i)	the Participant’s base salary from the Company and its Subsidiaries through the Date of Termination or Disability and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time;

(ii)	any compensation previously deferred by the Participant other than pursuant to a tax-qualified plan (together with any interest and earnings thereon);

(iii)	any accrued vacation pay; and

(iv)	in the event of a Nonqualifying Termination other than for Cause or the Participant’s Disability, to the extent not provided under the Company’s Bonus plans, a pro-rata portion of the Participant’s Earned Bonus Amount for the Year in which the Date of Termination or Disability occurs, in each case to the extent not already paid.

(c)	Notwithstanding any of the foregoing provisions of this Section 2, the amounts described in Section 2(a)(1)(B) and Section 2(b)(2) shall be paid as a lump sum only if: (i) the Date of Termination occurs no later than two years following a Corporate Change 409A Event; or (ii) to the extent that payment in a lump sum is otherwise permitted by Section 409A of the Code.

(d)	Notwithstanding any of the foregoing provisions of this Section 2, in the event that a Participant is a Specified Employee upon the Date of Termination, to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Plan following the Date of Termination and not on account of the Participant’s Disability shall be paid or provided to the Participant on the first day of the seventh month following the Date of Termination.

3.	Excise Tax Limitation.

(a)	Notwithstanding anything contained in this Plan or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, any Participant under this Plan or under any other plan or agreement (the “Payments”) shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Participant or for his benefit under this Plan or any other plan or agreement shall be subject to the imposition of excise tax under Section 4999 of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Company shall reduce or eliminate the Payments to the Participant in the following order: (i) cash payments; (ii) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant); and (iii) reduction of welfare benefits.

(b)	All determinations required to be made under this Section 3 shall be made by Towers Perrin, or such other professional consulting firm engaged by the Committee from time to time as its independent consultant (the “Consulting Firm”). The Consulting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Participant within fifteen (15) days after the receipt of notice from the Participant that there has been a Payment (or at such earlier times as are requested by the Company) and, with respect to the Limited Payment Amount, a reasonable opinion to the Participant that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). In the event that the Consulting Firm is serving as a consultant for the individual, entity or group effecting the Change in Control, the Company shall prior to the Change in Control appoint a nationally recognized public accounting firm to make the determination required under the Plan (which accounting firm shall then be referred to as the Consulting Firm under the Plan). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Consulting Firm shall be borne by the Company. The Determination by the Consulting Firm shall be binding upon the Company and the Participant (except as provided in Subsection (c) below).

(c)

If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, a Participant by the Company, which are in excess of the limitations provided in Section 3 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to the Participant made on the date the Participant received the Excess Payment and the Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Participant’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 3. In the event that it is determined: (i) by the Consulting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS; or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Participant within ten (10) days of such determination, and in any event by December 31 of the calendar year next following the calendar year in with the Excise Tax is remitted, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Participant until the date of payment.

4.	Withholding Taxes. The Company may withhold from all payments due to a Participant (or his beneficiary or estate) under the Plan all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.	Reimbursement of Expenses. If any contest or dispute shall arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Participant, on a current basis, for all legal fees and expenses, if any, incurred by the Participant within 10 years after the Date of Termination in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Key Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Participant’s statement for such fees and expenses through the date of payment thereof. The Company’s reimbursement of a Participant’s legal fees and expenses pursuant to this Section 5 shall be made on or before the last day of the calendar year following the calendar year in which such legal fees and expenses are incurred. The amount of legal fees and expenses eligible for reimbursement during any calendar year shall not affect the amount of legal fees and expenses eligible for reimbursement during any other calendar year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

6.	Termination or Amendment of Plan.

(a)	This Plan, originally in effect as of March 1, 1996, shall continue until terminated by the Company as provided in paragraph (b) of this Section 6; provided, however, that a Participant’s participation under this Plan shall terminate in any event upon the first to occur of: (i) the Participant’s death; (ii) the Participant’s Disability; and (iii) termination of the Participant’s employment with the Company prior to a Change in Control (except as otherwise provided in this Plan).

(b)	The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination or amendment of this Plan; provided, however, that no such action which would adversely affect the rights or potential rights of Participants shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided, further, that in no event shall this Plan be terminated or amended within the two-year period following a Change in Control in any manner which would adversely affect the rights or potential rights of Participants.

7.	Scope of Plan. Nothing in this Plan shall be deemed to entitle any Participant to continued employment with the Company or its Subsidiaries, and if a Participant’s employment with the Company shall terminate prior to a Change in Control, the Participant shall have no further rights under this Plan (except as otherwise provided in this Plan); provided, however, that any termination of a Participant’s employment during the two-year period following a Change in Control shall be subject to all of the provisions of this Plan.

8.	Successors Binding Obligation.

(a)	This Plan shall not be terminated by any Business Combination or transfer of assets. In the event of any Business Combination or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)	The Company agrees that concurrently with any Business Combination or transfer of assets, it will cause any successor or transferee unconditionally to assume all of the obligations of the Company under the Plan. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination or transfer of assets constituting a Change in Control shall constitute Good Reason under this Plan and shall entitle each Participant to compensation and other benefits from the Company in the same amount and on the same terms as each such Participant would be entitled under the Plan if the Participant’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Participant may terminate employment for Good Reason on or following such date.

(c)	This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts would be payable to the Participant under the Plan had the Participant continued to live, all such amounts, unless otherwise provided in this Plan, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts (the “Beneficiary” or “Beneficiaries”) or, if no person is so appointed, to the Participant’s estate.

9.	Full Settlement; Resolution of Disputes. The Company’s obligation to make any payments provided for by this Plan to a Participant and otherwise to perform its obligations under the Plan shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall a Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

10.	Employment with Members of Affiliated Group. Employment with the Company for purposes of this Plan shall include employment with any member of the Affiliated Group.

11.	Governing Law; Validity. To the extent not pre-empted by ERISA, the interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.

12.	Notice. For purposes of this Plan, all notices and other communications required or permitted under the Plan shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to the Participant: Residence address in Company records

If to the Company:

Parker-Hannifin Corporation

6035 Parkland Boulevard

Cleveland, Ohio 44124

Attention: Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile or telex to a location provided by the other party.

A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, shall: (i) indicate the specific termination provision in this Plan relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant’s employment under the provision so indicated; and (iii) specify the Date of Termination (which date shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company under the Plan or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under this Plan.